UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2024

Fortress Net Lease REIT
(Exact name of registrant as specified in its charter)

Maryland	000-56632	92-1937121
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas New York, NY	10105
(Address of principal executive offices)	(Zip Code)

(212) 798-6100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

First Amendment to Revolving Credit and Term Loan Facilities

On October 18, 2024, FNLR OP LP, as borrower (the “Borrower”), Fortress Net Lease REIT, as guarantor (the “Company”), the other guarantors party thereto (together with the Company, the “Guarantors” and, collectively with the Borrower, the “Loan Parties”), entered into that certain First Amendment to Credit Agreement and New Lender Joinder Agreement (the “First Amendment”) with Bank of America, N.A. (“BofA”), as sole lender, immediately prior to the effectiveness of the First Amendment, under that certain Credit Agreement dated August 13, 2024, among the Loan Parties and BofA (the “Credit Agreement”), as administrative agent (in such capacity, the “Administrative Agent”) and as the sole L/C Issuer thereto, and each of Capital One, National Association, KeyBank National Association, Wells Fargo Bank, National Association, and Goldman Sachs Bank USA, as new revolving credit lenders and new term lenders following the effectiveness of the First Amendment, pursuant to which (i) the aggregate commitments to the revolving credit facility pursuant to the Credit Agreement increased from $120.0 million to $350.0 million, of which $25.0 million is available for standby letters of credit (the “Revolving Credit Facility”) and (ii) the aggregate outstanding principal amount of the term loan pursuant to the Credit Agreement increased from $5.0 million to $100.0 million (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”). Subject to the terms and conditions of the Credit Facilities, all commitments and amounts outstanding under the Credit Facilities will be due and payable in full on October 17, 2025 (the “Maturity Date”). The First Amendment increased the number of one year extensions of the Maturity Date the Borrower may request from one option to three options.

The obligations of the Loan Parties under the Credit Facilities are secured by (i) a pledge of the equity interests of certain of the Company’s subsidiaries, (ii) the rights to receive income, gain, profits or other items of each Loan Party that is a pledgor and (iii) all proceeds of the foregoing, in each case subject to certain exclusions set forth in the Credit Facilities  At the option of the Borrower, the Credit Facilities will bear interest at either (i) a rate equal to term secured overnight financing rate (“SOFR”) or daily simple SOFR plus a margin rate ranging from 1.40% to 1.90% or (ii) a base rate based on the highest of (A) Federal Funds Rate plus half of 1%, (B) BofA’s prime rate, (C) Term SOFR plus 1.00% and (D) 1.00%. The Revolving Credit Facility is subject to a per annum fee based on the daily unused portion of the facility ranging from 0.15% to 0.25% and is payable quarterly in arrears. The Credit Facilities are prepayable, in whole or in part, at any time without premium or penalty.

The Credit Facilities contain various restrictions and covenants applicable to the Loan Parties that are customary for similar credit facilities, including restrictions on our ability to incur indebtedness, incur liens and make certain investments. Among other requirements, the Loan Parties may not exceed certain debt limitations and must ensure compliance with certain financial ratios.

The Credit Facilities also contain customary events of default. If an event of default under the Credit Facilities occurs and is continuing, then the Administrative Agent may declare any outstanding obligations under the Credit Facilities to be immediately due and payable. In addition, if the Borrower becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Facilities will automatically become due and payable.

The foregoing description is only a summary of the material provisions of the Credit Facilities and is qualified in its entirety by reference to the full text of the Credit Facilities, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report under the heading “First Amendment to Revolving Credit and Term Loan Facilities” is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
First Amendment to Credit Agreement and New Lender Joinder Agreement, dated October 18, 2024, by and among FNLR OP LP, as borrower, Fortress Net Lease REIT, as guarantor, the other guarantors party thereto and Bank of America, N.A., Capital One, National Association, KeyBank National Association, Wells Fargo Bank, National Association, and Goldman Sachs Bank USA, as new revolving credit lenders and new term lenders, and Bank of America, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 24, 2024

Fortress Net Lease REIT

	By:	/s/ Avraham Dreyfuss
	Name:	Avraham Dreyfuss
	Title:	Chief Financial Officer